Exhibit (99)
                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              Financial Statements
                                  June 30, 1998

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES


                                    CONTENTS


                                                                          PAGE

Independent Auditor's Report                                              F-1



Consolidated Financial Statements:


       Balance Sheet as of June 30, 1998                                  F-2

       Statements of Operations for the years ended
             June 30, 1998 and 1997                                       F-3


       Statements of Stockholders' Equity for the years
       ended June 30, 1998 and 1997                                       F-4


       Statements of Cash Flows for the years ended
             June 30, 1998 and 1997                                       F-5


       Notes to Financial Statements                                F-6 - F-15

                              MOORE STEPHENS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders

Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 1998, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,219,004 and utilized $1,409,062 in cash for operations for the year ended June 30, 1998, and, as of that date, had a working capital deficiency of $1,090,756. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Moore Stephens, P.C.
Certified Public Accountants

New York, New York
April 1, 1999

Except for Note 8b
as to which the date is
May 25, 1999



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998

                                     ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                      $   422,135
     Accounts receivable, net of allowance for
           doubtful accounts of $66,900                                 396,344
     Due from related party                                             290,525
     Prepaid expenses                                                    35,210
     Inventories                                                        255,613
     Advances to suppliers                                              122,415
     Other receivables                                                   35,940
                                                                    -----------
                     Total Current Assets                             1,528,182

PROPERTY AND EQUIPMENT, net                                           1,612,807

OTHER ASSETS                                                             15,202

TOTAL ASSETS                                                        $ 3,156,191
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                               $ 1,607,143
     Accrued expenses                                                   934,276
     Other liabilities                                                   77,519
                                                                    -----------
                     Total Current Liabilities                        2,618,938
                                                                    -----------

COMMITMENTS [Note 8]

MINORITY INTEREST IN SUBSIDIARY                                          43,292
                                                                    -----------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $.01 per share authorized
      10,000,000 shares; issued -0- shares
     Common stock, par value $.01 per share; authorized
      100,000,000 shares; issued 19,297,107 shares                      192,972
     Additional paid in capital                                       8,725,901
     Accumulated deficit                                             (8,352,743)
     Cumulative translation adjustment                                  (21,385)
                                                                    -----------
                                                                        544,745
     Less: Treasury stock, at cost, 78,420 common shares                   (784)
     Less: unamortized deferred compensation                            (50,000)
                                                                    -----------
                     Total Stockholders' Equity                         493,961
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 3,156,191

                                                                    ===========

                                       F-2

              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    FOR THE YEAR ENDED JUNE 30,
                                                        1988            1997
                                                        ----            ----
SALES                                              $  4,646,355     $ 2,135,066
COST OF SALES                                         4,117,182       2,133,911
                                                   ------------     -----------
GROSS INCOME                                            529,173           1,155
                                                   ------------     -----------
OPERATING EXPENSES
  Research and development                              511,889       1,041,092
  General and administrative                          3,549,003       2,627,152
  Advertising                                           139,550          41,793
  Selling                                               299,101          81,875
  Depreciation and amortization                         119,262          66,992
  Write down of goodwill                                180,000             -0-
                                                   ------------     -----------
                                                      4,798,805       3,858,904
                                                   ------------     -----------
OTHER INCOME (EXPENSE)
  Interest income                                        22,578         100,916
  Other income                                           38,088             -0-
  Other costs (Note 13)                                     -0-        (111,620)
                                                   ------------     -----------
                                                         60,666         (10,704)
                                                   ------------     -----------
LOSS BEFORE MINORITY INTERESTS                     $ (4,208,966)    $(3,868,453)
                                                   ============     ===========
MINORITY INTERESTS IN SUBSIDIARY'S EARNINGS
                                                         10,038             -0-
                                                   ------------     -----------
NET LOSS
                                                   $ (4,219,004)    $(3,868,453)
                                                   ============     ===========
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                               $       (.22)    $      (.22)
                                                     18,813,545      17,470.174
WEIGHTED AVERAGE NUMBER OF SHARES




              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                                       ADDITIONAL                     CUMULATIVE
                                  COMMON STOCK           PAID-IN       ACCUMULATED    TRANSLATION
                                  ------------                            -----
                              SHARES        AMOUNT       CAPITAL        DEFICIT      ADJUSTMENT
                              ------        ------       -------        -------      ----------
Balance-June 30, 1996        15,377,750   $ 153,778    $   859,095    $   (265,286)   $ -0-
Issuance of common stock      3,419,357      34,194      7,659,333    -0-             -0-
Deferred compensation
related to stock options
issued below market value    -0-            150,000                   -0-             -0-
Translation adjustment       -0-                               -0-    -0-               (15,631)
Treasury stock               -0-                               -0-    -0-             -0-
Net loss - year ended June
30, 1997                     -0-                               -0-      (3,868,453)   -0-
                             ----------   ---------    -----------    ------------    ---------
Balance - June 30, 1997      18,797,107   $ 187,972    $ 8,668,428    $ (4,133,739)   $ (15,631)
Issuance of common stock
in exchange for services
at fair value - June 19,        500,000       5,000         57,500    -0-             -0-

Amortization of deferred
compensation related to
stock options issued in
year ended June 30, 1997     -0-                               -0-    -0-             -0-
Adjustment to minority
interest                     -0-                (27)                  -0-             -0-
Translation adjustment       -0-
Net loss - year ended
June 30, 1998                -0-                               -0-      (4,219,004)   -0-
                             ----------   ---------    -----------    ------------    ---------
Balance - June 30, 1998      19,297,107   $ 192,972    $ 8,725,901    $ (8,352,743)   $ (21,385)
                             ==========   =========    ===========    ============    =========



                                          UNAMORTIZED
                         TREASURY STOCK     DEFERRED    STOCKHOLDERS'

                            AT COST      COMPENSATION     EQUITY
                            -------      ------------     ------

Balance-June 30, 1996        $ -0-            $ -0-    $   747,587
Issuance of common stock       -0-              -0-      7,693,527
Deferred compensation
related to stock options
issued below market value     -0-           (100,000)        50,000
Translation adjustment        -0-               -0-        (15,631)
Treasury stock                  (784)           -0-           (784)
Net loss - year ended June
30, 1997                      -0-               -0-     (3,868,453)
                             -------    -----------    -----------
Balance - June 30, 1997      $  (784)   $  (100,000)   $ 4,606,246
Issuance of common stock
in exchange for services
at fair value - June 19,     -0-                -0-         62,500

                                                             1998
Amortization of deferred
compensation related to
stock options issued in
year ended June 30, 1997     -0-             50,000         50,000
Adjustment to minority
interest                     -0-                -0-            (27)
Translation adjustment       -0-             (5,754)        (5,754)
Net loss - year ended
June 30, 1998                -0-                -0-     (4,219,004)
                             -------    -----------    -----------
Balance - June 30, 1998      $  (784)   $   (50,000)   $   493,961
                             =======    ===========    ===========






              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         FOR THE YEAR ENDED JUNE 30,
                                                                                          1998            1997
                                                                                          ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                         $(4,219,004)    (3,868,453)
     Adjustments to reconcile net loss
     to net cash used by operating activities:
           Depreciation and amortization                                                  311,041         66,992
           Provision for bad debt                                                          66,900            -0-
           Offset of software purchase price by licensing fee revenue                         -0-        (54,180)
           Noncash compensation expense on granting of stock options                       50,000         50,000
           Noncash compensation expense on shares to be issued for services               243,750         60,937
           Adjustment of interest in joint venture                                            -0-         50,000
           Minority interest in subsidiary                                                 43,265            -0-
           Write-down of goodwill                                                         180,000            -0-
           Changes in operating assets and liabilities:
           Decrease (Increase) in operating assets:
                Accounts receivable                                                      (199,544)      (263,700)
                Prepaid expenses                                                          559,611       (612,635)
                Inventories                                                               248,840       (474,453)
                Advances to suppliers                                                     180,908       (303,323)
                Other receivables                                                          90,560       (126,500)
                Organization Costs                                                         (1,000)       (10,294)
                Due from related party                                                   (258,819)           -0-
                Other assets                                                               14,457            -0-
           Increase (Decrease) in operating liabilities:
                Accounts payable                                                        1,286,264        317,106
                Accrued expenses                                                          266,146        668,130
                Due to related party                                                      (74,128)        74,128
                Other liabilities                                                         (17,059)        94,578
                                                                                      -----------    -----------
                 Net Cash Used by Operating Activities                                 (1,409,062)    (4,392,604)
                                                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                                  (947,612)    (1,000,729)
                                                                                      -----------    -----------
           Net Cash Used by Investing Activities                                         (947,612)    (1,000,729)
                                                                                      -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock                                                                 -0-      7,693,527
                                                                                      -----------    -----------

           Net Cash Provided by Financing Activities                                          -0-      7,693,527
                                                                                      -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                    (5,754)       (15,631)
                                                                                      -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (2,362,428)     2,284,563
CASH AND CASH EQUIVALENTS, beginning of year                                            2,784,563        500,000
                                                                                      -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                $   422,135    $ 2,784,563
                                                                                      ===========    ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for acquisition (2,000,000 shares)                           $      -0-     $   100,000




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


I.     THE COMPANY

Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries, are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

As shown in the accompanying financial statements, , the Company incurred a net loss of $4,219,004 and utilized $1,409,062 in cash for operations for the year ended June 30, 1998, and, as of that date, had a working capital deficiency of $1,090,756. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary, create an uncertainty about the Company's ability to continue as a going concern.

Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a private placement of stock to inject cash into the Company, the reduction of operating expenses to a minimum and deferral of payments of consulting fees, the expansion of its Canadian subsidiary through a financing of approximately $650,000, which was received in January 1999, and the use of government project financing to expand its operations in China. The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

II.             SIGNIFICANT ACCOUNTING POLICIES

     1.         PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it has operational control, including a subsidiary with a year end of December 31; however, that subsidiary's financial books and records have been cut-off at June 30 to allow it to be included in these consolidated financial statements. Significant intercompany balances and transactions have been eliminated on consolidation. In accordance with Accounting Research Bulletin 51, in the case of one subsidiary, the Company has charged to income the loss applicable to the minority interest as the loss was in excess of the minority's interest in the equity capital of the subsidiary.

     2.         USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1998, and reported amounts of revenues and expenses during each of the two fiscal years then ended . Actual results could differ from those estimates.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

     2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           3.        REVENUE RECOGNITION

           Revenue from the sale of computer hardware and software is recognized when the products are delivered to the customer. Revenue from software license fees is recognized on a straight-line basis over the term of the license.

           4.        INVENTORIES

           Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

           5.        PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

           6.        ORGANIZATION COSTS

           These costs consist primarily of incorporation and business registration fees for subsidiaries of the Company and are being amortized on a straight line basis over sixty months.

           7.        GOODWILL

           Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was to be amortized on the straight-line basis over ten years. [See Note 4].

           8.        CASH EQUIVALENTS

           The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

           9.        INCOME TAXES

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" , which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

           10.       EARNINGS PER SHARE

           Income per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1998 and 1997, earnings per share does not give effect to the exercise of these common stock equivalents in either year.


     2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           11.       ADVERTISING EXPENSE

           The Company expenses advertising costs as incurred.

           IMPAIRMENT

           The Company evaluates its long-lived assets to determine whether later events and

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

           circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 4].

           FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

           Assets and liabilities of the financial statements of foreign subsidiaries are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           Foreign currency transactions are translated into U.S. dollars at the rate of exchange ruling on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial statements in the period in which they are realized.

           STOCK-BASED COMPENSATION

           On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS" No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("PB" Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

           SOFTWARE COSTS

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years of the useful life of the related product.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

III.            PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1998 is comprised as follows:


      Computer hardware                               $   181,446

      Computer software                                   209,551
      Furniture and fixtures                               44,886
      Automobiles                                         205,698
      Office equipment                                     81,274
      Leasehold improvement                                 3,816
      Production equipment                              1,227,683
                                                        ---------
                                                        1,954,354

      Less: accumulated depreciation                     (341,547)
                                                        ---------


      Net property and equipment                      $ 1,612,807
                                                      ===========

Depreciation charged to operations for the year ended June 30, 1998 and 1997 was $311,016 and $46,993, respectively, of which approximately $191,779 was included in cost of sales for the year ended June 30,1998.

IV.                  IMPAIRMENT OF GOODWILL

           During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the current year's loss and the necessary revisions to the projected future undiscounted cash flows, there is no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. As of June 30, 1998 and 1997 the Company's interest in the joint venture was 57%. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

V.                   INCOME TAXES

           For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

           The Company has accumulated approximately $4,370,000 of operating losses which may be used to offset future federal taxable income. The utilization of the losses expire in years from 2005 to 2018. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

5.         INCOME TAXES (CONTINUED)

           As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1998 and 1997, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,486,000 at June 30, 1998 and $769,000 at June 30, 1997 due principally to net operating losses. A valuation allowance of an identical amount has been recorded, as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $717,000 and $769,000 during the years ended June 30, 1998 and 1997 respectively.

VI.                  WARRANTS

           The Company has 9,675,000 of warrants outstanding, which can be exercised to purchase a like number of shares of common stock at a price of $1.00. The warrants expire on July 30, 1998.

VII.                 CONCENTRATION OF CREDIT RISK

           The Company operates through subsidiaries located principally in Beijing, China and Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions. At June 30, 1998, approximately 65% of the accounts receivable balance was due from customers in Canada, while at June 30, 1997, approximately 97% of the accounts receivable balance was due from customers in China. As of June 30, 1998, balances from two customers accounted for approximately 49% of the accounts receivable balance while as of June 30, 1997, a balance from a different customer accounted for approximately 38% of the accounts receivable balance.

           The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company established an allowance for doubtful accounts at June 30, 1998 of $66,900. The Company believes any credit risk beyond this amount would be negligible.

           At June 30, 1998, the Company had approximately $445,000 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks.

           The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

                               FYE                            FYE
                               6/30/98                        6/30/99
                               ----------                     ----------

Sales                          2,344,873                      4,646,355

10% Threshold                  234,487.30                     464,635.50

Major Customers

China                          none                           none

Canada                         none                           $577,706

For the year ended June 30, 1999, one customer accounted for approximately 12% of sales. For the year ended June 30, 1998, no customer accounted for 10% or more of sales.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

VIII.                COMMITMENTS AND CONTINGENCIES

           The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:


        Year Ended
         JUNE 30,
           1999                  $     108,200
           2000                         29,600
           2001                         14,800
                                        ------
                                 $     152,600


             Rent expense for the years ended June 30, 1998 and 1997 has been charged as follows:


                                                         YEAR ENDED JUNE 30,
                                                         1998          1997
                                                         ----          ----

             General and administrative expense        $ 808,051     $ 235,379
             Research and development                    110,810       112,767
             Selling expense                              79,531        23,357
             Cost of sales                                72,257           -0-
                                                         ---------   ---------
             Total rent expense                          $1,070,649  $371,503
                                                         ==========  ========

                     The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

                               Year Ended
                               JUNE 30,
                               -------

                               1999                                 $365,000
                               2000                                  274,000
                                                                     -------
                                                                    $639,000

           In addition to the cash compensation, the Company is committed to issue 100,000 common shares to a consultant.

           In January 1998, the Company terminated its contract with a consultant effective May 1998. The Company completed negotiating a settlement with the consultant in May 1999. The settlement requires the Company to pay up to $120,000 to the consultant depending upon the Company's future cash flows and payments to other consultants and executives, as well as the issuance of 80,500 shares of the Company's common stock to the consultant. The settlement (both cash and fair value of the common stock) of $130,000 has been recorded as a liability as of June 30, 1998.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

8.         COMMITMENTS (CONTINUED)

           The Company leased office space under an operating lease, expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability is included in accrued expenses at June 30, 1998 and is part of rent expense within the Statement of Operations for the year ended June 30, 1998.

           The Company is committed to contribute $6,000,000 to the joint venture (see Note 4) upon the completion of its next major financing.

IX.                  FOREIGN OPERATIONS

           The Company operates principally in two geographic areas: China and Canada. Following is a summary of information by area for the years ended June 30, 1998 and 1997:



Net sales to unaffiliated customers:                     For the year ended
                                                              June 30,


                                                         1998          1997
                                                         ----          ----
China                                                $ 3,223,200    $ 2,125,700
Canada                                                 1,423,200            -0-
                                                     -----------    -----------
                                                     $ 4,646,400    $ 2,125,700
                                                     ===========    ===========

Income (loss) from operations:

China                                                $(1,999,000)   $(1,891,100)
Canada                                                    29,000         24,500
                                                     -----------    -----------
                                                      (1,970,000)    (1,915,600)
Other income                                              58,400        110,300
General corporate expenses                            (2,307,400)    (2,063,100)
Net loss as reported in accompanying                 $(4,219,000)   $(3,868,400)
                                                     ===========    ===========
statements


Identifiable assets:



        China                                        $ 2,475,600    $ 4,561,500


        Canada                                           479,700        252,500
                                                     -----------    -----------

                                                       2,955,300      4,814,000

        General corporate assets                         200,900        950,000
                                                     -----------    -----------


        Total assets as reported in accompanying     $ 3,156,200    $ 5,764,000
                                                     ===========    ===========
        statements

           There were no interarea sales in fiscal 1998 or 1997. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

X.                   RELATED PARTY TRANSACTIONS

           In the normal course of business with the joint venturer, the Company generated a receivable balance of $290,525 which represents the net balance of advances to and from the Company during the year ended June 30, 1998. During 1998 and 1997 respectively, the Company incurred consulting and related expenses of approximately $708,900 and $693,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 and $634,200 of these amounts were paid during the years ended June 30, 1998 and 1997, respectively.

XI.                  STOCK OPTIONS

           In April 1997, the Company granted options to an employee to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of grant. As the market price at that date was $1.50 per share, the option price is $.50 a share. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1998, the remaining contractual life is one year. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral will be recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1998 and 1997.

           Had the Company elected to recognize compensation expense using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                 YEARS ENDED JUNE 30,

                                               1998               1997
                                               ----               ----

Net Loss as Reported                         $(4,219,004)       $(3,868,453)

Pro Forma Net Loss                            (4,233,338)        (3,882,787)
Loss Per Share as Reported                          (.22)              (.22)
Pro Forma Loss Per Share                            (.23)              (.22)


           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.29 during 1997. The fair value of these options was estimated at the date of grant using the Black-Scholes option- pricing model for the pro forma amounts with the following weighted average assumptions:

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11.        STOCK OPTIONS (CONTINUED)


                                                                   JUNE 30, 1997
                               Risk Free Interest Rate                     6.5
                               ------------------------
                               Expected Life                               1.8
                               Expected Volatility                        16.2
                               Expected Dividends                         None

           AUTHORITATIVE PRONOUNCEMENTS

           In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. The Company will adopt both statements on July 1, 1998. Financial position and results of operation are not expected to be materially affected by adoption of the statements.

           SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. While SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, earlier adoption is permitted. Reclassification of the financial statements for earlier periods is required. Management is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

           SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of application. The Company is in the process of evaluating the disclosure requirements.

           In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

           The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

           SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.


           OTHER COSTS

           In September and October of 1996, the Company made three payments to two different vendors totaling $111,620. These payments were authorized by a former officer of the Company. However, the Company does not appear to have supporting documentation showing that those payments were for the benefit of the Company and has not been able to obtain such documentation from the payees. Without this supporting documentation, the Company cannot determine if these payments were for valid business reasons and, therefore, the total of the payments is shown as a separate line item on the Statement of Operations for the year ended June 30, 1997. In fiscal year 1998, legal counsel of the Company has pursued these transactions. Despite these legal efforts, the Company has been unsuccessful in its attempt and therefore continues to believe these costs should be expensed.


CAUTION TO READER

           The following consolidated financial statements of Tengtu International Corp. are unaudited and for discussion purposes only. They have been prepared internally by management. The actual results could be materially different from the unaudited consolidated financial statements.
Exhibit (99)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                     $    406,131
     Accounts receivable, net of allowance for
           doubtful accounts of $209,981                                437,792
     Due from related party                                             323,287
     Prepaid expenses                                                    29,903
     Inventories                                                         34,448
     Other receivables                                                   32,741
                     Total Current Assets                             1,264,302

PROPERTY AND EQUIPMENT, net                                           1,372,080

OTHER ASSETS                                                             59,440

TOTAL ASSETS                                                       $  2,695,822
                                                                   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable                                              $  1,607,699
     Accrued expenses                                                   465,704
     Due to related party consultants                                 1,059,549
     Other liabilities                                                   65,235
                                                                   ------------
                     Total Current Liabilities                        3,198,187
                                                                   ------------

COMMITMENTS [Note 8]

MINORITY INTEREST                                                       577,823
                                                                   ------------

STOCKHOLDERS' DEFICIT
     Preferred stock, par value $.01 per share; authorized
      10,000,000 shares; issued -0- shares
     Common stock, par value $.01 per share; authorized
      100,000,000 shares; issued 19,477,607 shares                      194,777
     Additional paid in capital                                       8,746,659
     Accumulated deficit                                            (10,015,690)
     Accumulated Other Comprehensive Income (Loss):
     Cumulative translation adjustment                                   (5,150)
                                                                   ------------
                                                                     (1,079,404)
     Less: Treasury stock, at cost, 78,420 common shares                   (784)
                               Total Stockholders' Deficit           (1,080,188)
                                                                   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                        $  2,695,822
                                                                   ============



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,




                                                       1999           1998
                                                       ----           ----
SALES                                              $  2,344,873    $  4,646,355
COST OF SALES                                         2,087,768       4,117,182
                                                   ------------    ------------
GROSS INCOME                                            257,105         529,173
                                                   ------------    ------------
OPERATING EXPENSES
  Research and development                                1,440         511,889
  General and administrative                          1,757,356       3,482,105
  Bad Debts                                             143,347          66,898
  Advertising                                            16,621         139,550
  Selling                                                53,333         299,101
  Depreciation                                           64,517         119,262
  Write down of goodwill                                    -0-         180,000
                                                   ------------    ------------
                                                      2,036,614       4,798,805
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
  Interest income                                         3,923          22,578
  Other income                                           35,585          38,088
                                                   ------------    ------------
                                                         39,508          60,666
                                                   ------------    ------------
LOSS BEFORE MINORITY INTERESTS                     $ (1,740,001)   $ (4,208,966)
                                                   ============    ============
MINORITY INTERESTS IN SUBSIDIARY'S EARNINGS
(LOSS)                                                  (77,054)         10,038
                                                   ------------    ------------

NET LOSS                                           $ (1,662,947)   $ (4,219,004)
                                                   ============    ============
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                               $       (.09)   $       (.22)
WEIGHTED AVERAGE NUMBER OF SHARES                    19,317,382      18,813,545





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998


                                                                                                OTHER               STOCK-
                                                                              ADDITIO        COMPRE- TREASUR   UNAMORTIZED  HOLDERS'
                    COMMON STOCK     N-AL       COMPREHENSIV   ACCUMULATED     HENSIVE      Y STOCK      DEFERRED       EQUITY
                    ------------
                       SHARES       PAID-IN           E          DEFICIT    INCOME(LOSS)    AT COST    COMPENSATION   (DEFICIT)
                       ------                                    -------    ------------       ----    ------------   ---------
                       AMOUNT       CAPITAL     INCOME(LOSS)
Balance-June 30,        18,797,10    $          $8,688,4      $(4,133,739   $  (15,631)   $(784)   $(100,000) $4,606,246
1997                            7          187,972                28     )
Issuance of common
stock in exchange
for services at fair      500,000            5,000                                   -  -     -                         -   62,500
value - June 19,                                              57,500
1998
Amortization of
deferred
compensation related
to stock options                -                -                 -             -     -    -      -  50,000               50,000
issued in year ended
June 30, 1997
Adjustment to
minority interest               -                -              (27)                   -    -      -       -                 (27)
Other Comprehensive
Income:

Foreign currency                -                -                 -                 $(5,754)     -     (5,754)   -    -   (5,754)
adjustment
Comprehensive
Income:                         -                -                 -                (4,219,004)   -   -   -           (4,219,004
                                                                                            -
Net Loss                                                                          (4,219,004)
                                                                                  -----------
Comprehensive Income                                                             $(4,224,758)
                        _________          _______          ________
                                                                                 ============
                                                 -                                                -
Balance - June 30,      19,297,10          192,972          8,725,90           (8,352,743)   (21,385)  (784)  (50,000)  493,961
1998                            7                                  1
Issuance of common
stock in exchange
for services at fair      180,500            1,805            20,758            -   -                -      -               22,563
value - May 21, 1999

Amortization of
deferred
compensation related
to stock options                -                -                 -              -      -                -       50,000  50,000
issued in year ended
June 30, 1997
Other Comprehensive
Income: Foreign
currency adjustment             -                -                 -                   16,235      - 16,235   -     -   16,235



Comprehensive
Income: Net loss                -                -                 -   (1,662,947)  - (1,662,947) - -        --   - - (1,662,947
                                                                                  -----------

Comprehensive Income                                                 $(1,646,712)
                        ---------   -------   --------              ----------- ----------    ----------  -------
                                          -          -                                                          -
Balance - June 30,      19,477,60   $194,77   $8,746,6   $(10,015,69    $(5,150)           $(784)     $      0           $(1,080,18
                        =========   =======   ========   ===========    ========           ======     ========           ==========
1999                            7         7         59            0)                                                             8)
                                =         =                ==                                             ==






                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,
                                    1999 1998


CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                          $(1,662,947)    (4,219,004)
     Adjustments to reconcile net loss
     to net cash provided (used) by operating activities:
           Depreciation and amortization                                   314,108        311,041
           Provision for bad debt                                          143,081         66,900
           Issuance of common stock for services                            22,563         62,500
           Noncash compensation expense on granting of stock options        50,000         50,000
           Minority interest in subsidiary                                 534,531         43,265
           Write-down of goodwill                                              -0-        180,000
           Changes in operating assets and liabilities:
           Decrease (Increase) in operating assets:
                Accounts receivable                                       (184,529)      (199,544)
                Prepaid expenses                                             5,307       (559,611)
                Inventories                                                191,164        248,840
                Advances to suppliers                                      122,415        180,908
                Other receivables                                            3,199         90,560
                Organization Costs                                             -0-         (1,000)
                Due from related party                                     (32,762)      (258,819)
                Other assets                                               (44,238)        14,457
           Increase (Decrease) in operating liabilities:
                Accounts payable                                               556      1,286,264
                Accrued expenses                                           109,853       (252,785)
                Due to related party consultants                           481,124        518,931
                Due to related party                                           -0-        (74,128)
                Other liabilities                                          (12,284)       ( 7,059)
                                                                       -----------     ----------
                 Net Cash Provided (Used) by Operating Activities          (41,141)    (1,409,062)
                                                                       -----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                    (73,380)      (947,612)
                                                                       -----------     ----------
           Net Cash Used by Investing Activities                           (73,380)      (947,612)
                                                                       -----------     ----------


EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     16,235         (5,754)
                                                                       -----------     ----------
DECREASE IN CASH AND CASH EQUIVALENTS                                      (16,004)    (2,362,428)
CASH AND CASH EQUIVALENTS, beginning of year                               422,135      2,784,563
                                                                       -----------     ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 $   406,131    $   422,125
                                                                       ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
The Company issued common stock valued at $22,563 and $62,500 in exchange for services for the years ended June 30, 1999 and 1998. respectively.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.  THE COMPANY

Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries, are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

2.  GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $1,662,947 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $1,933,885. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary for the year ended June 30, 1999, create an uncertainty about the Company's ability to continue as a going concern.

Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes an injection of $250,000 into the Company, allocated approximately $150,000 as equity and $100,000 as debt; the majority of the funds was received by October 28, 1999. Additionally, the Chinese government has granted the minority owner of one of the Company's subsidiaries in China an exclusive license to upgrade the computer systems in grades kindergarten through twelve in the Chinese public school system. This project is intended to be carried out through the Company's subsidiary. In order to exploit this license, the minority owner has entered into three market development agreements, including one with Microsoft (China) Co., Ltd., to provide computer software and hardware to the schools. To help fund this project, the minority owner of the Company's subsidiary has received bank loans of approximately $4,600,000, which were received in two installments in September and November 1999. It is anticipated that the Company's subsidiary will receive advances if these monies from the minority owner of the subsidiary on an as needed basis. Additionally, the Company has entered into agreements with a number of its related party consultants (see Note 10) to defer payment of their respective fees until the company completes a major financing transaction either through equity or debt (see additional plans - Note 17a).

The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.  SIGNIFICANT ACCOUNTING POLICIES

     A.  PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it has operational control, including subsidiaries with a year end of December 31; however, those subsidiaries financial books and records have been cut-off at June 30 to allow them to be included in these consolidated financial statements. Significant intercompany balances and transactions have been eliminated on consolidation.

           In accordance with Accounting Research Bulletin 5, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

     B.         USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1999, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

     C.         REVENUE RECOGNITION

           Revenue from the sale of computer hardware and software is recognized when the products are delivered to the customer. Revenue from software license fees is recognized on a straight-line basis over the term of the license.

     D.         INVENTORIES

           Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     E.         PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Depreciation is provided primarily by the straight- line method over the estimated useful lives of the assets, which range from two to ten years.

     F.         GOODWILL

           Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was amortized on the straight-line basis over ten years. [See Note 5].

     G.         CASH EQUIVALENTS

           The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     H.         INCOME TAXES

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

     I.         LOSS PER SHARE

           Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1999 and 1998, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

     J.         ADVERTISING EXPENSE

           The Company expenses advertising costs as incurred.

     K.         IMPAIRMENT

           The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 5].


     L.         FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

           Assets and liabilities of the financial statements of foreign subsidiaries are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           Foreign currency transactions are translated into U.S. dollars at the rate of exchange ruling on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial statements in the period in which they are realized.

     M.         ACCUMULATED OTHER COMPREHENSIVE INCOME

           Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     N.         STOCK-BASED COMPENSATION

           On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     O.         SOFTWARE COSTS

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years of the useful life of the related product.


4.         PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1999 is comprised as follows:


      Computer hardware                            $   106,097
      Computer software                                191,301
      Furniture and fixtures                            45,479
      Automobiles                                      206,553
      Office equipment                                  89,369
      Leasehold improvement                             27,137
      Idle equipment                                    73,305

      Production equipment                           1,288,495
                                                     ---------
      Total at Cost                                  2,027,736

      Less: accumulated depreciation                  (655,656)
                                                     ---------

      Net property and equipment                   $ 1,372,080
                                                   ===========

Depreciation charged to operations for the year ended June 30, 1999 and 1998 was $314,108 and $311,016, respectively, of which approximately $249,591 and $191,779 was included in cost of sales for the year ended June 30,1999 and June 30, 1998, respectively.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

5.         IMPAIRMENT OF GOODWILL

           During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998, and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

6.         INCOME TAXES

           For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

           The Company has accumulated approximately $5,330,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expire in years from 2005 to 2019. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

           As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1999 and 1998, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,813,000 at June 30, 1999 and $1,486,000 at June 30, 1998 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $327,000 and $717,000 during the years ended June 30, 1999 and 1998 respectively.


7.         CONCENTRATION OF CREDIT RISK

           The Company operates through subsidiaries located principally in Beijing, China and Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions. At June 30, 1998, approximately 53% of the accounts receivable balance was due from customers in Canada. As of June 30, 1999, balances from one customer accounted for approximately 28% of the accounts receivable balance.

           The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. That customer was Dell Properties, L.P. and the amount of the receivable was $257,197.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


7.  CONCENTRATION OF CREDIT RISK (CONTINUED)

           The Company established an allowance for doubtful accounts at June 30, 1999 of $209,981. The Company believes any credit risk beyond this amount would be negligible.

           At June 30, 1999, the Company had approximately $403,000 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks.

           The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

8.         COMMITMENTS AND CONTINGENCIES

           a. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:


       Year Ending
         JUNE 30,
           2000                           $      80,810
           2001                                  66,075
           2002                                  51,340
                                                 ------
          Total                           $     198,225
                                                =======


                     Rent expense for the years ended June 30, 1999 and 1998 has been charged as follows:

                                                           YEAR ENDED JUNE 30,
                                                    1999                 1998
                                                    ----                 ----

        General and administrative expense        $ 102,380         $ 808,051
        Research and development                      -0-             110,810
        Selling expense                               8,900            79,531
        Cost of sales                                52,114            72,257
                                                     ------         ----------
        Total rent expense                      $   163,394         $1,070,649
                                                ===========         ==========

                     The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

                               Year Ending
                               JUNE 30,
                               -------
                               2000                                  273,750
                                                                     -------

           b. The Company leased office space under an operating lease, expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability is included in accrued expenses at June 30, 1999 and is part of rent expense within the Statement of Operations for the year ended June 30, 1998.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

           c. The Company is committed to contribute $6,000,000 to the joint venture (see Note 5) and to begin making deferred compensation payments to its related party consultants (see Notes 2 and 10) upon the completion of its next major financing.


9.         FOREIGN OPERATIONS

           The Company operates principally in two geographic areas: China and Canada. Following is a summary of information by area for the years ended June 30, 1999 and 1998:



Net sales to unaffiliated customers:            For the year ended
                                                        June 30,



                                                  1999           1998
                                           -----------    -----------
China                                      $   624,100    $ 3,223,200
Canada                                       1,720,800      1,423,200
                                           -----------    -----------
                                           $ 2,344,900    $ 4,646,400
                                           ===========    ===========

Income (loss) from operations:

China                                      $  (678,900)   $(1,999,000)
Canada                                        (148,300)        29,000
                                           -----------    -----------
                                              (827,200)    (1,970,000)
Other income                                    39,500         58,400
General corporate expenses                    (875,200)    (2,307,400)
Net loss as reported in accompanying       $(1,662,900)   $(4,219,000)
                                           ===========    ===========
statements
Identifiable assets:
China                                        1,744,400    $ 2,475,600
Canada                                         864,100        479,700
                                           -----------    -----------
                                             2,608,500      2,955,300
General corporate assets                        87,300        200,900
                                           -----------    -----------
Total assets as reported in accompanying   $ 2,695,800    $ 3,156,200
statements                                 ===========    ===========


           There were no interarea sales in fiscal 1999 or 1998. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments.

10.        RELATED PARTY TRANSACTIONS

           In the normal course of business with the joint venturer, the Company generated a receivable balance of $293,287 which represents the net balance of advances to and from the Company during the year ended June 30, 1999. The Company advanced $30,000 to one of the officers during the year.

           During 1999 and 1998 respectively, the Company incurred consulting and related expenses of approximately $543,600 and $708,900 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 of the amount incurred in fiscal year 1998 was paid during the same year. No payments have been made for the amounts incurred in fiscal year 1999.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

11.        STOCK OPTIONS

           In April 1997, the Company granted options to an employee to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1999, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1999 and 1998.

           Had the Company elected to recognize compensation expense using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                     YEARS ENDED JUNE 30,

                                                   1999               1998
                                                   ----               ----
Net Loss as Reported                        $(1,662,947)        $(4,219,004)
Pro Forma Net Loss                           (1,677,281)         (4,233,338)
Loss Per Share as Reported                         (.09)               (.22)
Pro Forma Loss Per Share                           (.09)               (.23)


           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.29 during 1997.

           The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:


                                                               JUNE 30, 1997
                          Risk Free Interest Rate             6.5
                          --------------------------
                          Expected Life                       1.8
                          Expected Volatility                 16.2
                          Expected Dividends                  None

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


12.        AUTHORITATIVE PRONOUNCEMENTS

           In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.

           SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders.

           Both standards have been adopted in these financial statements.

           In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

           The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

           SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)



13.        SUBSEQUENT EVENTS

           p. In July, 1999, the Company incorporated a holding company, Edsoft Platforms (Canada) Inc. ("Edsoft") in which it owns 55%. Edsoft owns 100% of a newly incorporated company, Edsoft Platforms (H.K.) Limited which markets educational software in Hong Kong. The Company will contribute technology and a group of private investors, in July 1999, has advanced approximately $250,000 into Edsoft as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be convertd into common shares of the Company at $3 per share if the loan is not paid in full after 3 years.

           q. As of August 31, 1999, the Company's shareholders approved the 1997 Stock Option Incentive Plan to grant stock options representing a maximum of 2,000,000 common shared to its directors, officers, key employees and consultants. The purchase price of the option shall be the fair value on the date that such option is granted. The exercise period of the option shall expire on such date as the Board of Directors shall determine, but in on event after the expiration of ten years form the date the option is granted.

14.        LITIGATION

           In December 1998 one of the company's Chinese subsidiaries reached a court settlement with one of its suppliers that requires the subsidiary to return approximately $93,500 of inventory to the supplier. This amount has been removed from inventory and the liability is included in accounts payable at June 30, 1999.

15.        MINORITY INTEREST

           Minority interest includes preferred stockholder's equity in a subsidiary which represents 588 shares of voting preferred stock issued by Iconix International Inc. ('Iconix"), a subsidiary of the Company, which are owned by outside investors. These preferred shaers are entitled to approxdximately 32% of the combined voting power of all classes of capital stock. The Company owns approximately 44% of the common stock representing the remaining 68% of the combined voting power of all classes of capital stock of Iconix. The preferred stock is entitled to cumulative dividends at a rate of 9.5%. Preferred dividends are included in the Minority Interest. There were no dividends in arrears at June 30, 1999.

16.        PRESENTATION

           Certain amounts in the June 30, 1998 financial statements have been reclassified to correspond with the June 30, 1999 presentation.

17.        SUBSEQUENT EVENTS (UNAUDITED)

           A.        EQUITY FINANCING

           The Company is negotiating for additional equity financing of approximately $5,000,000, which will be contributed to Edsoft Platforms (H.K.) Limited (see Note 13a). The potential investor will then own approximately 20% of that company.